SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                             UnionBanCal Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    908906100
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

CUSIP No.   908906100
          --------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)
                  The Bank of Tokyo - Mitsubishi
                  I.R.S. # 13-5611741
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) |_|
         (b) |_|
--------------------------------------------------------------------------------
    3    SEC USE ONLY


--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
          NUMBER OF                 5   SOLE VOTING POWER

            SHARES                      105,566,801
                                    --------------------------------------------
         BENEFICIALLY               6   SHARED VOTING POWER

          OWNED BY                      0
                                    --------------------------------------------
            EACH                    7   SOLE DISPOSITIVE POWER

          REPORTING                     105,566,801
                                    --------------------------------------------
           PERSON                   8   SHARED DISPOSITIVE POWER

            WITH                        0
                                    --------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         105,566,801
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         |_|
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         64.1%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                Page 2 of 6 Pages

ITEM 1

         (a)      Name of Issuer

                  UnionBanCal Corporation

         (b)      Address of Issuer's Principal Executive Offices

                  400 California Street
                  San Francisco, California 94104


ITEM 2

         (a)      Name of Persons Filing

                  The Bank of Tokyo-Mitsubishi, Ltd.

         (b)      Address of Principal Business Office or, if none, residence

                  7-1 Marunouchi 2-chome
                  Chiyoda-ku, Tokyo 100, Japan

         (c)      Citizenship

                  N/A

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  908906100


ITEM 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)  [  ]   Broker dealer registered under section 15 of the
                              Act (15 U.S.C. 780).

                  (b)  [  ]   Bank as defined in section 3 (a) (6) of the Act
                              (15 U.S.C. 78c).

                  (c)  [  ]   Insurance company as fined in section 3(a) (19)
                              of the Act (15 U.S.C. 78c).

                  (d)  [  ]   Investment company registered under section 8 of
                              the Investment Company Act of 1940 (15 U.S.C.
                              80a-8).

                  (e)  [  ]   An investment adviser in accordance with
                              240.13d-1(b) (1) (ii) (E);

                  (f)  [  ]   An employee benefit plan or endowment fund in
                              accordance with 240.13d-1(b) (1) (ii) (G);


                                Page 3 of 6 Pages

                  (g)  [  ]   A parent holding company or control person in
                              accordance with 240.13d-1(b) (1) (ii) (G);

                  (h)  [  ]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813);

                  (i)  [  ]   A church plan that is excluded from the
                              definition of an investment company under section
                              3(c) (14) of the Investment Company Act of 1940
                              (15 U.S.C. 80a-3);

                  (j)  [  ]   Group, in accordance with 240.13d


ITEM 4            Ownership

                  Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

                  (a)      Amount Beneficially Owned:

                           105,566,801

                  (b)      Percent of Class:

                           64.1%

                  (c)      Number of shares as to which such person has:

                           (1)     Sole power to vote or to direct the vote:

                                   105,566,801

                           (i)     Shared power to vote or to direct the vote:

                                   0

                           (ii) Sole power to dispose or to direct the disposition of:

                                   105,566,801

                           (iii) Shared power to dispose or to direct the disposition of:

                                   0


ITEM 5            Ownership of Five Percent or Less of a Class

                  Not applicable.


ITEM 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.


                                Page 4 of 6 Pages

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.


ITEM 8            Identification and Classification of Members of the Group

                  Not applicable.


ITEM 9            Notice of Dissolution of Group

                  Not applicable.


ITEM 10           Certification

                  Not applicable.


                                Page 5 of 6 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 1, 2000
                                        ----------------------------------
                                                     Date



                                             /s/ Makoto Aoki
                                        ----------------------------------
                                                  Signature



                                             Makoto Aoki, Director
                                        ----------------------------------
                                                  Name/Title


                                Page 6 of 6 Pages